Exhibit 99.1

PREMIER COMMUNITY BANKSHARES, INC. Post Office Box 998, Stephens City, Virginia 22655 (540) 869-6600

Premier Community Bankshares, Inc.

Announces 11% Earnings Increase for the First Six Months

Winchester, Virginia  July 15, 2004

(Nasdaq: PREM) Premier Community Bankshares, Inc. reported net income of $2.8 million for the first six months of 2004, an increase of 11% or $274 thousand over the net income for the corresponding period of 2003. Diluted earnings per share were $0.56, an increase of 4% from the $0.54 per share for the first half of 2003. The return on equity was 14.09% and the return on assets was 1.15%.  In comparison, the first half of 2003 generated a return on equity and assets of 16.52% and 1.25% respectively.

For the second quarter of 2004, the return on equity was 14.81% and the return on assets was 1.17% as compared to a return on equity of 18.25% and a return on assets of 1.37% for the second quarter of 2003.  Net income for the second quarter of 2004 was $1.5 million, an increase of 4% or $57 thousand over the net income for the corresponding period of 2003.

Total assets for the company as of June 30, 2004 were $542.8 million, a gain of $111.4 million or 25.8% over the first six months of 2003.  Net loans outstanding grew by $95.3 million or 27.2% and accounted for the majority of the asset growth.  The increase in net income is attributable in large part to the interest income and corresponding fees derived from the growth in loans.  The increase in loans was funded by a $76.8 million increase in deposits and a $25.7 million increase in borrowed money. Total deposits equaled $455.0 million, an increase of $76.8 million or 20.3% over the first half of 2003. Other income increased as a result of fees on a growing asset and deposit base while other expenses increased due to personnel expenses and equipment needed to service an expanding customer base and the opening of additional branch offices.

Premier Community Bankshares is a growing multi-bank holding company that operates 16 offices in the Shenandoah Valley region located in the northwestern part of Virginia.  The corporation’s two subsidiary banks of Rockingham Heritage Bank and The Marathon Bank serve an increasingly diversified market with a growing population in excess of 300,000. The Corporation also operates a loan production office in the eastern panhandle of West Virginia.

This press release may contain forward-looking statements, as defined by federal securities laws, which may involve significant risks and uncertainties.  The statements are based on estimates and assumptions made by management in conjunction with other factors deemed appropriate under the circumstances.  Actual results could differ materially from current projections.  Readers are encouraged to read filings the company has made with the Securities and Exchange Commission for additional information.

THE MARATHON BANK 4095 Valley Pike, Winchester, Virginia 22602 ROCKINGHAM HERITAGE BANK 110 University Boulevard, Harrisonburg, Virginia 22801

PREMIER COMMUNITY BANKSHARES
(Unaudited)
($ In Thousands)

Balance Sheet	June 30th,
Assets:	2004	2003	% Change
Cash & Due From Banks	$25,622	$30,783	-16.8%

Interest Bearing Due From Banks	164	364	-54.9%

Fed Funds Sold	26,387	12,043	119.1%

Securities-HTM	8,203	9,651	-15.0%

Securities-AFS	17,509	15,223	15.0%

Loans	449,859	353,560	27.2%

Allowance for Loan Losses	(4,786)	(3,764)	27.2%

Bank Premises & Equip.	11,723	9,215	27.2%

Other Assets	8,139	4,366	86.4%

Total Assets	$542,820	$431,441	25.8%

Liabilities:
Noninterest Bearing Deposits	$73,270	$52,038	40.8%

Interest Bearing Deposits	381,695	326,134	17.0%

Total Deposits	$454,965	$378,172	20.3%

Other Borrowed Money	30,716	11,723	162.0%

Other Liabilities	2,673	1,953	36.9%

Trust Preferred Capital Notes	13,000	7,000	85.7%

Total Liabilities	$501,354	$398,848	25.7%

Shareholders’ Equity
Common Stock	$4,890	$4,563	7.2%

Capital Surplus	19,338	15,020	28.7%

Retained Earnings	17,224	12,572	37.0%

Accumulated Other Comp Income(loss)	14	438	-96.8%

Total Shareholders’ Equity	$41,466	$32,593	27.2%

Total Liabilities and Shareholders’ Equity	$542,820	$431,441	25.8%

PREMIER COMMUNITY BANKSHARES
(Unaudited)
($ In Thousands)

	Six Months Ending
	June 30th,
	2004	2003	% Change

Income Statement

Interest Income	$14,644	$12,862	13.9%

Interest Expense	4,147	4,249	-2.4%

Net Interest Income	10,497	8,613	21.9%

Provision for Loan Losses	745	490	52.0%

Net Interest Income After Provision for Loans Losses
	9,752	8,123	20.1%

Other Income	2,207	1,661	32.9%

Other Expenses	7,828	6,028	29.9%

Income Before Taxes	4,131	3,756	10.0%

Income Taxes	1,307	1,206	8.4%

Net Income	$2,824	$2,550	10.7%

Results of Operation

Book Value Per Share	$8.48	$7.14	18.8%

Earnings Per Share-Basic	$0.58	$0.56	3.6%

Earnings Per Share-Assuming Dilution	$0.56	$0.54	3.7%

Return on Average Assets	1.15%	1.25%	-8.0%

Return on Average Equity	14.09%	16.52%	-14.7%

Allowance for Loan Losses to Loans	1.06%	1.06%	0.0%

Common Shares Outstanding, (Thousands)	4,890	4,563	7.2%

PREMIER COMMUNITY BANKSHARES
(Unaudited)
($ In Thousands)

	Three Months Ending
	June 30th,
	2004	2003	% Change

Income Statement

Interest Income	$7,494	$6,612	13.3%

Interest Expense	2,111	2,099	0.6%

Net Interest Income	5,383	4,513	19.3%

Provision for Loan Losses	316	250	26.4%

Net Interest Income After Provision for Loans Losses
	5,067	4,263	18.9%

Other Income	1,172	1,059	10.7%

Other Expenses	4,047	3,217	25.8%

Income Before Taxes	2,192	2,105	4.1%

Income Taxes	689	659	4.6%

Net Income	$1,503	$1,446	3.9%

Results of Operation

Earnings Per Share-Basic	$0.31	$0.32	-3.1%

Earnings Per Share-Diluted	$0.30	$0.31	-3.2%

Return on Average Assets	1.17%	1.37%	-14.6%

Return on Average Equity	14.81%	18.25%	-18.8%